SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

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eBay Inc.
(Name of Registrant as Specified In Its Charter)

CARL C. ICAHN
ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN ENTERPRISES G.P. INC.
ICAHN ENTERPRISES HOLDINGS L.P.
IPH GP LLC
ICAHN CAPITAL L.P.
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
BECKTON CORP.
HIGH RIVER LIMITED PARTNERSHIP
HOPPER INVESTMENTS LLC
BARBERRY CORP.
DANIEL NINIVAGGI
JONATHAN CHRISTODORO
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On February 27, 2014, Carl C. Icahn issued the attached open letter to shareholders of eBay Inc.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF EBAY INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF EBAY INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 2014 (THE “SCHEDULE 14A”). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN EBAY INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF EBAY INC. AS DISCLOSED IN THE SCHEDULE 14A.

FOR IMMEDIATE RELEASE

CARL C. ICAHN ISSUES OPEN LETTER TO
EBAY STOCKHOLDERS

New York, New York, February 27, 2014 – Today Carl C. Icahn released the following open letter to stockholders of eBay Inc.

We have read the responses of eBay’s public relations machine. We find it interesting that Mr. Donahoe, Mr. Andreessen and Mr. Cook have decided to hide behind them, rather than state the facts themselves.

FACT ONE
eBay has challenged us to focus on honest, accurate debate. We do not believe eBay is serious about this. However, yesterday CNBC offered a public forum for that debate. We immediately told CNBC we would be happy to do it, but we doubt eBay will accept its own challenge. We will soon find out. At this moment, not surprising to us, eBay has not responded. We eagerly await their reply.

FACT TWO
eBay was planning to IPO Skype. Mr. Andreessen and his investor group preempted the IPO, purchasing 70% of Skype for less than what eBay paid for it. Had eBay sold Skype to Microsoft at the price paid to Mr. Andreessen’s group, eBay shareholders would have been at least $4 billion richer upon the sale. Mr. Andreessen’s group profited by about $4 billion in only a year and a half. This is an indisputable fact.

FACT THREE
eBay states it explored all available options for Skype before selling to Andreessen’s group. Since we are highly skeptical of this, yesterday we sent a letter to eBay demanding to inspect all books and records regarding the process surrounding this transaction – pursuant to our legal right under Delaware law. Will Mr. Donahoe provide those records immediately or waste time to fight our request and hide behind his legal army?

FACT FOUR
eBay states the conflicts regarding Mr. Andreessen’s investments are acceptable. Mr. Andreessen has funded, sits on boards of, and advises no less than five competitors, four of which directly compete with PayPal – all the while potentially having access to nonpublic information regarding PayPal’s operating performance. Based on our research, Mr. Andreessen’s actions are by far an outlier on public markets - even for technology company boards. We do not consider them even close to satisfying the “world-class” standards that eBay claims to have established for its board.

FACT FIVE
It is interesting that eBay did not even mention Mr. Cook’s alleged transgressions in its reply yesterday. But eBay has previously stated that Mr. Cook’s company, Intuit (of which he is the founder, a board member, the chairman of the executive committee and an employee), and PayPal are not competitors. However, to state they are not competitors is absurd. Both PayPal and Intuit have publicly declared the increasing importance and the desire to greatly expand within payment processing over the long-term. Both companies have identical product offerings such as “PayPal Here” and “GoPayment”, among many others. In our opinion, having Mr. Cook on the board while planning PayPal’s future is akin to having Pete Carroll, coach of the Seattle Seahawks, sitting in when the Denver Broncos were constructing their game plan for the Super Bowl (then again, maybe he did).

FACT SIX
Amazingly, eBay states the hiring embargo Mr. Cook allegedly demanded of the company is “old” news. However, the Department of Justice complaint concerning Mr. Cook’s actions is still currently pending and the company has not announced that it has taken any action regarding Mr. Cook’s alleged attempts to intervene in its hiring practices.

We look forward to an honest, accurate debate on the issues we have raised.

Sincerely,

Carl C. Icahn

Contact: Susan Gordon: (212) 702-4309

THIS LETTER INCLUDES INFORMATION BASED ON DATA FOUND IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INDEPENDENT INDUSTRY PUBLICATIONS AND OTHER SOURCES. ALTHOUGH WE BELIEVE THAT THE DATA IS RELIABLE, WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS PRESENTATION. MANY OF THE STATEMENTS IN THIS PRESENTATION REFLECT OUR SUBJECTIVE BELIEF.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF EBAY INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF EBAY INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 2014 (THE “SCHEDULE 14A”). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN EBAY INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF EBAY INC. AS DISCLOSED IN THE SCHEDULE 14A.